SCALE 1:1,000,000


BASE: Map 91, Nev. Bureau Mines & Geol.
119°
118°
117°
Denio
McDermitt
Paradise Valley
H U M B O L D T
QUINN RIVER VALLEY
DESERT
Winnemucca
Golconda
Midas
Battle Mountain
PUMPERNICKEL VALLEY
DEL ORO claims
Sec30 T31N, R38E
RYE PATCH RESERVOIR
P E R S H I N G
Lovelock
Humboldt Lake
BUFFALO VALLEY
REESE RIVER VALLEY
L A N D E R
CARSON SINK
SOUTHERN PACIFIC
WESTERN PACIFIC
28
29
31
32
33
30
41
34
60
64
65
61
62
63
66
39
38
42
37
1